CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Funds Series Trust II of our reports dated December 21, 2020, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N- CSR of the funds indicated in Appendix A for the year ended October 31, 2020. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

February 24, 2021

Appendix A

Fund Name

Columbia Select Global Equity Fund

Columbia Seligman Global Technology Fund